Exhibit 99.1

For Immediate Release

BofI Holding, Inc. Announces First Quarter Net Income Up 30.3%

Loan Portfolio Increases 47.3% Year over Year

SAN DIEGO, CA – (MARKETWIRE) – November 4, 2010 — BofI Holding, Inc. (NASDAQ: BOFI) (BofI), parent of Bank of Internet USA (the Bank), today announced financial results for the first quarter of its 2011 fiscal year which ended September 30, 2010. BofI net income was $4,832,000 for the three months ended September 30, 2010, up 30.3% over the $3,708,000 earned for the three months ended September 30, 2009. Earnings attributable to BofI’s common stockholders were $4,755,000 or $0.45 per diluted share for the current quarter, up from the $3,535,000 or $0.41 per diluted share for the quarter ended September 30, 2009.

The increase in earnings for the quarter ended September 30, 2010 was primarily the result of increased non-interest income and partially the result of increased net interest income. The average balance of interest-earning assets for the first quarter ended September 30, 2010 increased $132,024,000 compared to the first quarter last year. Leading the growth of Bank assets was the loan portfolio which increased to $876,934,000 at September 30, 2010, up 47.3% over the $595,140,000 portfolio balance at September 30, 2009. Non-interest income was $2,122,000 for the first quarter of fiscal 2011 compared to a loss of $1,009,000 for the first quarter last fiscal year. The increase was mostly the result of growth in the mortgage banking business unit and higher prepayment penalty income. Excluding the after-tax impact of gains and losses associated with our securities portfolio, net income increased to $5,068,000 for the quarter ended September 30, 2010 compared to $4,600,000 of adjusted net income for the quarter ended September 30, 2009.

“The results for the quarter show that we are executing our plan to grow the Bank’s businesses,” said Greg Garrabrants, President and Chief Executive Officer. “We are just getting started and I would like to congratulate our single-family mortgage banking unit for achieving record gross income this quarter, reaching $1.4 million on a loan origination volume of $60.6 million, up 147.3% over the $24.5 million originated for sale last quarter, the fourth quarter of fiscal 2010.”

“This quarter we also achieved strong net growth in the Bank’s loan portfolio with an increase of $102.0 million or 13.2% as a result of significant contributions from three different business units,” continued Mr. Garrabrants. “The single-family mortgage unit originated $33.3 million of portfolio jumbo loans, the multifamily unit originated $26.1 million in new mortgages and the wholesale acquisition group purchased $82.3 million in mortgages. Together, the three units originated or purchased $141.7 million in new mortgages in the first quarter of fiscal 2011, a significant contribution to our plan to deploy the $15 million in equity capital BofI raised in the fourth quarter of fiscal 2010.”

Other Highlights:

•	Loan portfolio grew by $281,794,000 or 47.3% compared to September 30, 2009

•	Deposits grew by $228,211,000, or 29.9% compared to September 30, 2009

•	Asset quality remains strong with total non-performing assets of 1.19% of total assets at September 30, 2010

•	Tangible book value increased to $12.49 per share, up $2.30 compared to September 30, 2009

•	Total assets reached $1,517,993,000, up 14.6% compared to September 30, 2009

Quarter Earnings Summary

During the quarter ended September 30, 2010, BofI earned $4,832,000 or $0.45 per diluted share compared to $3,708,000, or $0.41 per diluted share for the three months ended September 30, 2009. Net interest income was slightly higher for the quarter ended September 30, 2010 compared to September 30, 2009. Average earning assets grew year over year by $132.0 million and this benefit was partially offset by a decrease in the net interest margin to 3.55% compared to 3.88% for the quarters ended September 30, 2010 and 2009, respectively. Loan loss provisions were $1,600,000 for the quarter ended September 30, 2010, compared to $2,000,000 for the quarter ended September 30, 2009. The decrease in loan loss provision reflects a decrease in loan write-offs, particularly from our portfolio of recreational vehicles.

For the first quarter ended September 30, 2010, non-interest income was $2,122,000 compared to a loss of $1,009,000 for the three months ended September 30, 2009. The increase was primarily due to a gain of $1,393,000 in first mortgages originated for sale and prepayment penalty fee income of $1,000,000 for the three months ended September 30, 2010 compared to an unrealized loss on securities of $1,511,000 for the quarter ended September 30, 2009. The increase in mortgage banking gains was due to the increase in the origination volume of loans held for sale. The increase in prepayment penalty income was attributable to one specialty loan which the commercial borrower elected to repay early.

Non-interest expense or operating costs increased $1,922,000, to $5,199,000 for the quarter ended September 30, 2010 from $3,277,000 for the three months ended September 30, 2009. The increase was mainly a result of an increase in compensation expense of $1,413,000 related to additional staffing added during the year, an increase in fees for legal and other professional services of $150,000, an increase in advertising of $73,000, primarily due to increase in lead acquisitions for our single family loan origination program and additional advertising for our multifamily program and an increase in other general and administrative costs of $220,000 due to increased costs associated with loan pool underwriting/processing, as well as telephone, supplies and other costs, due to increased account volume and additional employees.

Balance Sheet Summary

Our total assets increased $96.9 million, or 6.8%, to $1,518.0 million, as of September 30, 2010, up from $1,421.1 million at June 30, 2010. The loan portfolio increased a net $102,035,000, primarily from loan pool purchases and originations of $147,689,000 less repayments of $42,565,000. Investment securities decreased by $17,503,000, primarily due to $59,868,000 in maturities, calls and principal repayments, partially offset by $42,291,000 in purchases. Total liabilities increased by $93,953,000, or 7.3%, to $1,385,226,000 at September 30, 2010, up from $1,291,273,000 at June 30, 2010. The increase in total liabilities resulted primarily from growth in savings and time deposits of $23,544,000 and additional borrowings of $67,001,000 from the Federal Home Loan Bank of San Francisco. Stockholders’ equity increased by $2,959,000, or 2.3%, to $132,767,000 at September 30, 2010, up from $129,808,000 at June 30, 2010. The increase was primarily the result of $4,832,000 in net income, offset by a decrease in comprehensive income of $2,352,000 and stock compensation items of $556,000.

Conference Call

A conference call and webcast will be held on Thursday, November 4, 2010 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 800-474-8920, conference ID # 7394808; international callers should dial: 719-457-1506, using the same conference ID number. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI’s website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (NASDAQ:BOFI) is the holding company for Bank of Internet USA (the Bank), a nationwide savings bank that operates primarily through the Internet. The Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. For more information on Bank of Internet USA, please visit http://www.bankofinternet.com.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as BofI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute our business plans, the impact on our business of further declines in the economy or potential legislative and regulatory reforms, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. BofI does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Contact:

BofI Holding, Inc.

Gregory Garrabrants

CEO

858/350-6203

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands)

UNAUDITED	September 30, 2010	June 30, 2010	September 30, 2009
Selected Balance Sheet Data:
Total assets	$1,517,993	$1,421,081	$1,324,069
Loans - net of allowance for loan losses	876,934	774,899	595,140
Loans held for sale	17,648	5,511	3,365
Allowance for loan losses	6,426	5,893	5,270
Securities - trading	4,441	4,402	5,299
Securities - available for sale	240,726	242,430	275,720
Securities - held to maturity	304,969	320,807	382,481
Total deposits	991,724	968,180	763,513
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	250,000	182,999	225,988
Federal Reserve Discount Window and other borrowings	5,155	5,155	105,155
Total stockholders’ equity	132,767	129,808	93,016

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or for the Three Months Ended September 30,
UNAUDITED	2010	2009
Selected Income Statement Data:
Interest and dividend income	$21,089	$21,777
Interest expense	8,417	9,212

Net interest income	12,672	12,565
Provision for loan losses	1,600	2,000

Net interest income after provision for loan losses	11,072	10,565
Non-interest income (loss)	2,122	(1,009)
Non-interest expense	5,199	3,277

Income before income tax expense	7,995	6,279
Income tax expense	3,163	2,571

Net income	$4,832	$3,708

Net income attributable to common stock	$4,755	$3,535

Per Share Data:
Net income:
Basic	$0.45	$0.43
Diluted	$0.45	$0.41
Book value per common share	$12.49	$10.19
Tangible book value per common share	$12.49	$10.19
Weighted average number of shares outstanding:
Basic	10,563,552	8,262,471
Diluted	10,660,765	8,873,191
Common shares outstanding at end of period	10,222,747	8,164,914
Common shares issued at end of period	10,868,564	8,791,068
Performance Ratios and Other Data:
Loan originations for investment	$67,020	$8,436
Loan originations for sale	60,623	25,005
Loan purchases	80,669	1,633
Return on average assets	1.32%	1.12%
Return on average stockholders’ equity	14.86%	17.20%
Interest rate spread[1]	3.34%	3.70%
Net interest margin[2]	3.55%	3.88%
Efficiency ratio	35.14%	28.36%
Capital Ratios:
Equity to assets at end of period	8.75%	7.03%
Tier 1 leverage (core) capital to adjusted tangible assets [3,4]	8.57%	7.10%
Tier 1 risk-based capital ratio [3,4]	13.88%	11.70%
Total risk-based capital ratio [3,4]	14.57%	12.36%
Tangible capital to tangible assets [3,4]	8.57%	7.10%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.62%	0.98%
Nonperforming loans to total loans	1.62%	0.76%
Nonperforming assets to total assets	1.19%	0.73%
Allowance for loan losses to total loans at end of period	0.72%	0.87%
Allowance for loan losses to nonperforming loans	44.45%	114.57%

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
[3]	Reflects regulatory capital ratios of Bank of Internet USA only.
[4]

The Bank’s Ratios for Tier 1 Capital to assets, Tier 1 Capital to risk-weighted assets and Total Capital to risk-weighted assets at September 30, 2009 were reduced from 7.20% to 7.10%, 15.51% to 11.70% and 16.37% to 12.36%, respectively, to reflect the consolidation of the BIRT Re-securitization trust at the Bank level. Previously, the BIRT re securitization trust was consolidated into BofI Holding, Inc. parent of the Bank.